FOR IMMEDIATE RELEASE

Nationstar Mortgage Appoints New Chief Risk Officer
Former Capital One Bank Executive Mihir Patel to Lead NSM’s Enterprise-wide Risk Management
Dallas, TX (January 10, 2017) - Nationstar Mortgage Holdings Inc. (NYSE: NSM or “Nationstar”) announced today that Mihir Patel has joined Nationstar as the company’s new EVP and Chief Risk Officer. Patel, who held risk-related leadership roles at Capital One Bank, will lead the enterprise-wide risk management functions at Nationstar. He will also be a member of the executive management team.
“Mihir is a great addition to our team, bringing direct experience with highly-diversified and complex financial institutions, and critical knowledge of the regulatory environment,” said Jay Bray, Chairman and CEO of Nationstar. "As Nationstar continues to deepen customer relationships, Mihir will be an important partner in ensuring that risk management continues to be a key priority for our business."
Mihir has extensive banking, legal, regulatory and operational enterprise-wide risk management experience. Most recently, Mr. Patel worked for Capital One Bank where he held many senior executive leadership roles specifically related to enterprise and operational risk. Mihir also held senior executive leadership roles at PNC Bank and practiced corporate law at a top tier international law firm.
Former Chief Risk Officer Ramesh Lakshminarayanan is now serving as the Chief Business and Analytics Officer and will continue reporting to Jay Bray.
“As we strive to become the benchmark in service for the mortgage industry, data and analytics must play a critical role in helping us to better understand our customers, what they need and where their pain points are,” Bray noted. “In this role, Ramesh will be able to tap into his vast knowledge of our business having served as our Chief Risk Officer for four years, as well as his capabilities in analytics, to deliver deeper consumer insights. I am grateful for his continued dedication to Nationstar and I am excited to see how his expertise and insights will lead to an even better customer experience.”

About Nationstar
Based in Dallas, Texas, Nationstar provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States. With experience spanning more than 20 years, Nationstar is one of the largest servicers in the country. Additional details about Nationstar can be found at www.mynationstar.com.

Contact:
Robert Stiles
(972) 316-5383
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